Filed by Diamond Hill Investment Group, Inc.

Commission File No.: 000-24498

Pursuant to Rule 14a-12

of the Securities Exchange Act of 1934

Diamond Hill Investment Group, Inc. (“DHIL”) hosted a conference call for its clients on December 17, 2025 to discuss the proposed acquisition of DHIL by First Eagle Investment Management, LLC. The Company made a replay of the call available on its website, and a transcript of the call is below.

Heather Brilliant (00:08):

Hi everyone. Thank you for joining us. Here with me today are Austin Hawley and Henry Song. As you all know, last week we announced that Diamond Hill has entered into an agreement to be acquired by First Eagle. Today we'd like to tell you more about the transaction, why we're taking this step and what it means for you, our clients. We'll also be answering a few questions. Let me start by telling you a little about First Eagle and why we think they're a good fit for Diamond Hill. First Eagle is an independent, fundamentally driven investment management firm with more than 170 billion in assets under management. They have a 160 year history and strong global reputation for stewardship and prioritizing client interests. They're best known for their global value capability, a multi-asset strategy that utilizes equities, cash, gold and currencies, and they offer a range of actively managed strategies across equity and equity oriented, public and private credit, multi-asset and alternatives asset classes.

(01:07):

They also have an extensive global distribution capability. First Eagle over time has deliberately sought to nurture an investment led culture supported by a set of core investment tenants that encourage philosophical autonomy among its portfolio management teams. In pursuit of client goals, they recognize that Diamond Hill is well aligned with this approach. Diamond Hill will expand First Eagle's footprint in traditional fixed income, and our US focused multi cap equity platform represents a strong compliment to First Eagle's existing global value and small cap teams. I want to emphasize that this transaction will be seamless for you in terms of your relationship with us. Our dedication to a high standard of client service will remain unchanged. Our investment team will not change and we will remain independent to execute on our investment philosophy and process. I'll now turn it over to Austin and Henry to talk more about what this means for you.

Austin Hawley (02:03):

Thanks, Heather and hello everyone. Thanks for joining us. First, I just want to say that I feel so fortunate to have been just a small part of Diamond Hill's remarkable growth story. Contributing to building something of value is just the best feeling you can have in a career and I believe we've really built an amazing business together that's benefited our many clients over the last 25 years. I'm truly excited to partner with First Eagle to continue to build our organization and generate even greater value for our clients over the coming years. I believe First Eagle is a unique fit for us in that they have a long history of delivering value added results for clients. I've always respected First Eagle as an investor, their approach to investing and also how they've built their business over decades. We have consistent investment first cultures. Both of us take a long-term perspective and we focus on fundamentals and an active approach to investing.

(03:12):

In addition, they're guiding principles which include a long-term focus, integrity and a client first mentality are very similar to ours. First Eagle also has a similar approach to risk management, to investment decision-making, autonomy, and also to capacity management. Importantly, with this partnership, our investment team will operate just as they always have with the same team, with the same philosophy and with the same process. This partnership allows our investment team to focus exclusively on clients in generating good results for those clients. We'll continue to apply the same intrinsic value philosophy to our equities portfolio and we'll remain dedicated to our research driven bottom-up approach. This combination also brings additional client service and distribution resources that will help us grow our strategies towards their capacities. We greatly appreciate the trust and partnership of our clients over the years and we look forward to continuing to support you in this next chapter of our growth. With that, I'm going to turn it over to Henry for some additional thoughts.

Henry Song (04:31):

Thanks Austin and hello everyone. I echo everything Austin said, especially our appreciation for our teams here at Diamond Hill and their commitment to helping build a successful fixed income platform. This is a really exciting milestone. Our growth in fixed income will be further enabled through this partnership. Our strategies fit neatly within First Eagle's product lined up with no overlap. Similarly to the equity side, we'll continue to execute our investment philosophy and process as we always have. We recently added investment analyst to the team and have accepted an offer for another associate to join our team. Shortly we'll continue to add to our team as needed and we're in the midst of an ongoing search for another talented individual to join us. We'll continue to implement our investment philosophy and process focus on bottom up security selection and careful risk management to minimize taking excessive duration or yield curve risk. In short, this combination strengthens our ability to navigate market cycles, support our investment teams and deliver and improve overall client experience. Another important fact I wanted to reiterate is that we'll now be augmented by First Eagle’s expanded capabilities, resources, and large distribution network. I'm deeply excited about what the future holds for all of us. Now we'll pass it back over to Heather for some of the final details.

Heather Brilliant (05:54):

Thanks, Henry. We are excited to join forces with First Eagle for the cultural fit, philosophical alignment, investment team autonomy and business resilience we are confident will result from this partnership. This transaction is expected to close by the third quarter of 2026 subject to customary approvals. Until then, it is business as usual and Diamond Hill and First Eagle will continue to operate separately just as we do today. We look forward to our continued partnership in this new chapter. Now we'll answer a few questions that you've submitted. Looks like our first question is, isn't First Eagle owned by private equity as opposed to being independently owned? Yes. First Eagle is majority owned by a private equity firm called Genstar. That is a transaction that was completed in August of 2025.

(06:46):

Another question is do you anticipate First Eagle merging any Diamond Hill strategies into their strategies? No, we don't. Our conversations with First Eagle give us confidence that our investment team will remain autonomous. We will continue to operate our strategies independently and while we do have a lot of philosophical alignment, our approach to investing when it comes right down to it does have differences that we think really provide opportunities for clients and we want to make sure we preserve those in every case. Another question, what are the key steps or hurdles between now and the deal closing? So we are in a Go-Shop period right now as discussed in the press release and when that wraps up, we will as quickly as possible be issuing proxies to our corporate shareholders and to our fund shareholders and we will also be seeking consent from all of our clients. So we'll be in touch with all of you as relevant and when we get through all of that, then we'll be able to close. So we're anticipating that happening by the third quarter. Of course, you always hope these things can happen more quickly, but it is something we're trying to leave plenty of time for as well.

(08:05):

There is a question about whether we will allow exchanges between First Eagle funds and Diamond Hill funds. I don't know the answer to that, but we'll be happy to look into that and get back to the person who asked that question. I would say I do not expect that that would be something we'd be able to facilitate, but I don't know. So I'd like to check into that and get back to you. Do you anticipate material changes in Diamond Hill fee structures after acquisition? At this point nothing along those lines has been discussed. I think the investment team autonomy is something that we were really focused on and expect to continue and we do believe that there are a lot of opportunities to work with First Eagle on the business side, but primarily we're really focused on collaborating from a distribution standpoint.

(09:00):

We've gotten a couple questions along the lines of have Diamond Hill Senior PMs entered into contracts to remain in place post transaction? So as a public company, the process for I guess you could say locking up the PMs on a long-term basis is a little bit different than what you see when private companies enter into transactions like this. And so in this case, we really did move forward with this with our clients and our shareholders interests in mind and not with any individual PMs personal interests, but I can tell you that there've been lots of conversations and our portfolio managers are really excited about being part of First Eagle and we wouldn't be able to be here today if that wasn't the case. So over the subsequent couple of months, we'll be able to get into those conversations in more detail and circle back with our clients.

(09:48):

But in the meantime, we are not worried about our PM's commitment to retaining, to staying here and managing the assets that they're managing for all of you in the same way that they do today. Also, First Eagle is very committed to making sure that we retain our location and that with investment autonomy also comes compensation autonomy. So portfolio managers will continue to be compensated at a minimum in the exact same way that they have been compensated. I think that gives all of us a lot of comfort about the go forward scenario. I don't know Austin and Henry, if you want to add anything along those lines.

Austin Hawley (10:30):

I would just say that a key element of this deal is that we remain in Columbus, Ohio with the exact same team and a very similar comp structure going forward. Those were all key variables for even considering this deal and for many of our PMs, those are important factors in thinking about how happy they're going to be as we move forward with a different ownership structure. And I'd echo everything Heather said. I'm super excited to be here. I love being in Columbus and working for this firm and I expect that the day after this closes, I'm going to feel very similarly about my compensation and being here as I did the day before the deal closed.

Heather Brilliant (11:18):

Thanks. So we have a question about why now basically, and so I'll weigh in on this a little bit, but Austin and Henry feel free to chime in. So essentially I'd say when we started thinking about the possibility of this, we really felt like there is an opportunity to accelerate investments that we would need to be making in our business. And so as we've thought about how our business would evolve over the next five to 10 years, it's actually very similar to the way First Eagle has already evolved over the last 10 or so years with the investments they've made in distribution and technology. And so our opportunity to really accelerate the benefit of those investments was one of the reasons that we felt like now made a lot of sense. Okay. I think we've answered that one. I appreciate all of your questions. I'm trying to make sure I can get through them as quickly as possible. Let me see. Has there been any discussions about leveraging synergies among investment teams such as centralizing research analysts in the future as an example? Austin, can you take that one?

Austin Hawley (12:35):

Sure, happy to. The short answer to this one is no. The intention of this deal is First Eagle wants to acquire our distinct investment capability and also the culture that we've built over the last 25 years. There are no intentions to centralize any of the investment functions with other areas of First Eagle to try to gain some sort of cost synergies. This is not a consolidation play on the investment side where we're trying to realize cost synergies. This is about trying to add our distinct capabilities to the resources that First Eagle has available to them to enable us to grow faster and get to places where we didn't think we could get in the near term.

Heather Brilliant (13:29):

So another question that we received is how do you anticipate First Eagle's impact when it comes to the decision to soft close a strategy? So we've had very explicit conversations with First Eagle about this and it's very clear that the ultimate decision remains with the portfolio managers. So that will not change going forward. Our portfolio managers are ultimately in the best position to be able to determine when they think that we need to soft close a strategy in order to be able to preserve their ability to outperform. So that's something that we do not expect to change going forward.

(14:10):

Do you anticipate maintaining Diamond Hill Capital management's current vendor relationships? I would say that varies and it's frankly a bit too early to say. It's certainly something that will be taking a look at and part of the benefit of a combination like this is that there may be some areas where we can collaborate with First Eagle on the business and operational and technology side of things, but there are certainly other areas where we will need to maintain things as Diamond Hill has done them historically. So we will certainly collaborate with our vendors in conversation as we get to the point of being able to dig into that a bit deeper.

(14:50):

So how will the ownership of Diamond Hills Associates in the firm be treated? Will associates get shares in First Eagle? So generally speaking, I'd say the associates that are owners today are shareholders just like any other shareholders. And so they will be treated like all shareholders and be paid cash for the shares that they currently own. We are not expecting that there will be broad ownership availability in First Eagle going forward. We do anticipate there may be some narrow opportunities for key PMs that I think have yet to be ironed out in any detail. So that's something that I think would be determined down the track.

(15:35):

Let's see. Does the team have any indication that First Eagle will continue to evaluate the marketplace for additional acquisitions to expand their lineup moving forward? I think First Eagle has stated publicly on a couple of occasions that they may look to do some additional acquisitions as well. The conversations that we've had with them give us comfort that they do not have any desire to have strategies that are meaningfully overlapping. So we feel very comfortable that they're really looking to us to provide the investment capabilities that we provide in valuation driven US equity and also on the fixed income side for taxable fixed income. So I do not expect that there will be overlap with that, but I would not be surprised to see them continue to engage in further growth.

(16:43):

So what role or influence will First Eagle have on Diamond Hill's product lineup in terms of both new product launches and potential product closures? If Austin or Henry want to weigh in on this, that would be great. I'll say that I do expect that we will collaborate with First Eagle and talking about where we think we can add value for clients and what we think the market would be interested in, but we do not expect any kind of top down decision making when it comes to new products that we would create. Henry, do you want to add anything to that?

Henry Song (17:16):

Yeah, I see another question about further expansion of the traditional fixed income be expected over the next three years. The reality is we launched fixed income here at Diamond Hill nine and a half years ago with two strategies, and over the years we really haven't done much expansion until about a year ago we launched Core Plus, Securitized Credit and this year we launched Securitized Total Return. We launched three new strategies as we were discussing with First Eagle, they were very pleased to see our lineup that think we really hit all the right spots. The focus is not to expand more product lineups. The focus is more to help us scale these products, especially the newer ones, to a point that scalable, that's the focus here. Any sort of expansion or anything else will be of course done in consultation with First Eagle, but ultimately it's our call.

Austin Hawley (18:13):

I just echo exactly what Henry just said, which is if you look at our equity lineup, we cover the entire market cap range pretty effectively today. We do have capacity constraints in a number of those strategies. As we've talked to First Eagle, we've been on a path that is pretty similar to what they have done for some of those equity strategies, which is they've focused on vehicles and making sure that they are available in a vehicle that their clients want. And we have been down that path as well. And so I would expect that we would continue to collaborate with them and try to make sure that we are providing all the different vehicles that are attractive to our clients. But I would not expect that there's a whole lot in the way of new products that are offered across especially our domestic equity lineup.

Heather Brilliant (19:12):

So one question that just came in, will the transaction distract the PMs from their day-to-day management of the portfolios? I think that the answer is a resounding no, but I'd certainly look to Austin and Henry to weigh in on that.

Austin Hawley (19:28):

Well, I'll just start with a quick observation that being a public company I think has been a bit of a distraction, especially over the last five years or so, as the market's perception of traditional asset management has not been particularly favorable. And for us, this gives us some certainty and allows us to maintain the exact same team, but in my opinion at least, to focus exclusively on what we're doing in terms of investment performance and client service going forward. So I really don't expect there's any distraction and frankly from my seat, I view this as some additional certainty moving forward.

Henry Song (20:21):

Yeah, I don't expect any sort of day-to-day distractions from where I sit. My team will be not impacted by this. Their reporting line is not going to change. So I think everything should be business as usual for us.

Heather Brilliant (20:38):

Thank you both. We did get a question about what does collaboration for fund decisions look like on a day-to-day basis and where and how will First Eagle add specific value to Diamond Hill's current process? And the answer is that they will not. And so ultimately the way that we have worked out with First Eagle is that their intention is to buy Diamond Hill because they want to preserve the way we operate as an investment team. And so the intention is really for it to be completely hands-off with regard to how we make investment and portfolio management decisions. That's the reason why they are partnering with us is because they really believe in what we do and how we do it. Now, I'm sure there will be some oversight of things like compliance and risk that you would expect in any transaction like this, but I am very confident that it will not lead to any requirements for portfolio managers to make different decisions than they would otherwise make. The independence of the portfolio management teams and the investment team at Diamond Hill is a critical part of this and something that I know First Eagle is really excited about.

(21:55):

So we did get a question about have any firm initiatives been paused as a result of this transaction? I would say at this point, no, because it really is very fresh. And so we of course have been continuing to operate in a business as usual fashion throughout the due diligence and throughout the discussions that we've been having with First Eagle. Because if there's one thing that I think is very clear in these situations, these things are never done until they're done. And so it is our obligation to both of our clients and our shareholders to make sure that we continue to operate in the same way that we would otherwise. And so going forward from here, I'd say once we get through the next couple of weeks, then certainly we will start having some conversations with First Eagle, but we do not anticipate anything to change about our mandate or areas of focus or even a strategic priorities as we go through the next six months. So once we get to close, then we will start to integrate some non-investment areas where we think it makes sense and where we think it can lead to a better outcome for our clients and for the firms.

(23:11):

Just scanning if we have any final questions. I think that's about it. Let me see, did I miss anything? There's many questions which I really appreciate. So if we did not get to yours, we are certainly happy to catch up one-on-one. I hope that I got the large buckets of the questions that came in and one last question that just popped up and we'll answer this and then we will wrap up for today. And like I said, look forward to talking to you all individually as well. The question is, any input on how resource allocation would work under First Eagle ownership and its investment affiliate approach? And I'd say first of all, there are certainly a lot of details to be worked out on this topic, but I do feel very comfortable based on all of our conversations and agreements that we will have the autonomy to continue to incentivize the investment team in the same way that we've had as an independent publicly traded company.

(24:25):

And I think when it comes to other resources, First Eagle has been very open about their process to be able to advocate for investments that we think need to be made that can be made at the First Eagle level as well. So I think the opportunity to leverage additional potential investment dollars is really great and one that gives us a lot of confidence that this is going to be a great partnership for us. So I really hope that we were able to answer the questions that were top of mind. And as I mentioned, please reach out if you have any additional questions. And with that, we really thank you for your participation and for your partnership as our clients. So thank you.

Cautionary Note Regarding Forward-Looking Statements

This communication, the documents incorporated herein by reference and statements, whether oral or written, made from time to time by representatives of Diamond Hill Investment Group, Inc. (“Diamond Hill”), may contain or incorporate “forward-looking statements” within the meaning of federal securities laws. Forward-looking statements include, but are not limited to, statements regarding anticipated operating results, prospects and levels of assets under management, technological developments, economic trends (including interest rates and market volatility), expected transactions and similar matters. These forward-looking statements may include, without limitation, any statements preceded by, followed by or including words such as “may,” “could,” “can have,” “believe,” “expect,” “aim,” “anticipate,” “target,” “goal,” “project,” “assume,” “budget,” “potential,” “estimate,” “guidance,” “forecast,” “outlook,” “would,” “will,” “continue,” “likely,” “should,” “hope,” “seek,” “plan,” “intend,” and variations of such words and similar expressions. Similarly, descriptions of the Company’s objectives, strategies, plans, goals, or targets are also forward-looking statements. Such forward-looking statements include but are not limited to statements about the proposed transaction between Diamond Hill and First Eagle Investment Management, LLC (“First Eagle”) (the “Transaction”), including the expected timetable for completing the Transaction and statements that are not historical facts.

Forward-looking statements are based on the Company’s expectations at the time such statements are made, speak only as of the dates they are made and are susceptible to a number of risks, uncertainties and other factors. While the Company believes that the assumptions underlying its forward-looking statements are reasonable, investors are cautioned that any of the assumptions could prove to be inaccurate and, accordingly, the Company's actual results and experiences may differ materially from the anticipated results or other expectations expressed in its forward-looking statements. Factors that may cause the Company’s actual results or experiences to differ materially from results discussed in forward-looking statements include, but are not limited to the factors discussed in the section entitled “Risk Factors” in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024, and Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2025, June 30, 2025 and September 30, 2025, each as filed with the Securities and Exchange Commission (“SEC”), and any factors discussed in the section entitled “Risk Factors” in any of our subsequently filed SEC filings, and the following: (i) the occurrence of any event, change, or other circumstance that could give rise to the right of one or both of the parties to terminate the definitive transaction agreement between the Company and First Eagle, including in circumstances requiring the Company to pay a termination fee; (ii) potential litigation relating to the Transaction that could be instituted against the parties to the definitive transaction agreement or their respective directors or officers, including the effects of any outcomes related thereto; (iii) the possibility that the Transaction does not close when expected or at all because required regulatory, shareholder, or other approvals and other conditions to closing are not received or satisfied on a timely basis or at all; (iv) reputational risk and potential adverse reactions of clients, employees or other business partners and the businesses generally, including those resulting from the announcement of the Transaction, including any resulting reduction in the Company’s AUM or AUA and the withdrawal, renegotiation or termination of any investment advisory agreements; (v) the risk that any announcements relating to the Transaction could have adverse effects on the market price of the Company’s common stock; (vi) significant transaction costs associated with the Transaction; and (vii) the diversion of management’s attention and time from ongoing business operations and opportunities on Transaction-related matters.

Forward-looking statements attributable to the Company or any person acting on its behalf are expressly qualified in their entirety by the cautionary statements above and in the Company’s other public documents on file with the SEC. New risks and uncertainties arise from time to time, and factors that the Company currently deems immaterial may become material, and it is impossible for the Company to predict these events or how they may affect it. The Company undertakes no obligation to update any forward-looking statements after the date they are made, whether as a result of new information, future events, changes in its expectations or developments or otherwise, except as required by law, although it may do so from time to time. The Company does not endorse any projections regarding future performance that may be made by third parties.

Additional Information and Where to Find It

This communication does not constitute an offer to buy or sell or the solicitation of an offer to buy or sell any securities. This communication relates to the Transaction. In connection with the Transaction, Diamond Hill plans to file with the SEC a proxy statement on Schedule 14A (the “Proxy Statement”). This communication is not a substitute for the Proxy Statement or any other document that Diamond Hill may file with the SEC and send to its shareholders in connection with the Transaction. The Transaction will be submitted to Diamond Hill’s shareholders for their consideration. Before making any voting decision, Diamond Hill’s shareholders are urged to read all relevant documents filed or to be filed with the SEC, including the Proxy Statement, as well as any amendments or supplements to those documents, when they become available, because they will contain important information about Diamond Hill and the Transaction.

Diamond Hill’s shareholders will be able to obtain a free copy of the Proxy Statement, as well as other filings containing information about Diamond Hill, free of charge, at the SEC’s website (www.sec.gov).  Copies of the Proxy Statement and other documents filed by Diamond Hill with the SEC may be obtained, without charge, by contacting Diamond Hill through its website at www.diamond-hill.com.

Participants in the Solicitation

Diamond Hill, its directors, executive officers and other persons related to Diamond Hill may be deemed to be participants in the solicitation of proxies from Diamond Hill’s shareholders in connection with the Transaction.  Information about the directors and executive officers of Diamond Hill and their ownership of common stock of Diamond Hill is set forth in the section entitled “Executive Officer Stock Ownership and Retention Guidelines” in Diamond Hill’s proxy statement for its 2025 annual meeting of stockholders, which was filed with the SEC on March 14, 2025 (and which is available at https://www.sec.gov/ix?doc=/Archives/edgar/data/0000909108/000090910825000014/dhil-20250311.htm). To the extent that holdings of Diamond Hill’s securities by its directors or executive officers have changed since the amounts printed in Diamond Hill’s proxy statement, such changes have been or will be reflected on Initial Statements of Beneficial Ownership of Securities on Form 3 and Statements of Changes in Beneficial Ownership on Form 4 filed with the SEC. Additional information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be included in the Proxy Statement and other relevant materials to be filed with the SEC in connection with the Transaction when they become available.  Free copies of these documents may be obtained as described in the preceding paragraph.

No Offer or Solicitation

This communication is for informational purposes only and is not intended to and shall not constitute an offer to buy or sell or the solicitation of an offer to buy or sell any securities, or a solicitation of any vote or approval, nor shall there by any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities law of any such jurisdiction.